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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                              NEWPORT CORPORATION


     The undersigned, Jeffrey B. Coyne, Vice President, General Counsel and Secretary of Newport Corporation, does hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 13th day of February, 2001, adopted a resolution to amend the original articles as follows:

     Article Fourth is hereby amended to read as follows:

     "FOURTH:  The Corporation is authorized to issue Two Hundred Million
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     (200,000,000) shares of common stock, $0.1167 par value.  Except as may be determined by the Board of Directors in its discretion, no holder of shares of the common stock of this Corporation shall have any preemptive right to acquire unissued shares, treasury shares, or securities convertible into such shares."

     The number of shares of the Corporation's stock outstanding and entitled to vote on the foregoing amendment to the Articles of Incorporation is 36,346,832 shares of Common Stock; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



                                      /s/ Jeffrey B. Coyne
                                      --------------------
                                      Jeffrey B. Coyne,
                                      Vice President, General Counsel
                                      and Secretary